Exhibit 3.17

The following articles of organization compiled from the official articles of organization and subsequent amendments.

FILED APR 19 2002 OKLAHOMA SECRETARY OF STATE

ARTICLES OF ORGANIZATION

OF

SEMINOLE GROUP OPERATING G.P., L.L.C.

TO:	THE OKLAHOMA SECRETARY OF STATE

101 State Capitol Building

Oklahoma City, Oklahoma 73105

The undersigned, for the purpose of forming a limited liability company under the Oklahoma Limited Liability Company Act, does hereby execute the following Articles of Organization:

FIRST: The name of the limited liability company is “SEMOPERATING G.P., L.L.C.” (the “Company”).

SECOND: The term of the existence of the Company is perpetual.

THIRD: The street address of the principal office and place of business of the Company in the State of Oklahoma is 6120 South Yale, Suite 1500, Tulsa, Oklahoma 74136.

FOURTH: The name and address of the registered agent of the Company in the State of Oklahoma is The Corporation Company, 1833 S Morgan Rd., Oklahoma City, OK 73128.

IN WITNESS WHEREOF, these Articles of Organization have been executed on the 18th day of April, 2002 by the undersigned.

/s/ Gregory C. Wallace
Gregory C. Wallace, Organizer